                                 Exhibit 19.1

To Our Shareholders:

     On November 3, 2000, I had the privilege of being appointed by your Board of Directors as Chairman and CEO of Pacific Century Financial Corporation and Bank of Hawaii, succeeding retired Chairman and CEO Lawrence M. Johnson. I am enthusiastic about joining the Pacific Century family of companies and about the opportunities and potential that exist for our organization. I look forward to working closely with your Board, the Managing Committee and the staff of Pacific Century and Bank of Hawaii as we focus on achieving our primary objective: increasing shareholder value.

     I recognize our company faces some immediate challenges, but I am confident that we are prepared to address these issues in a timely, forceful manner and successfully put them behind us. It will require creative thinking and concerted effort by many within the organization to resolve these challenges, but I believe it is achievable.

     Our strategy for improving asset quality includes strengthening our credit administration and review process, emphasizing discipline and accountability, increasing education and training, and reducing risk by lowering selected exposures. We are currently in the process of recruiting a chief credit officer, and I will be intimately involved in the selection and will work closely with that person once he/she is on board.

     The Managing Committee and I will be reassessing the strategic plan and our business lines for the next 90 to 120 days. By the end of the first quarter 2001, our plan will be clearly articulated and everything we do as a company will be a direct function of that comprehensive plan, including the businesses that we are involved in and the way we manage credit and risk.

     On October 17, 2000, your Board of Directors declared a quarterly cash dividend of 18 cents per share on the outstanding common stock. The dividend will be payable on December 14, 2000 to shareholders of record at the close of business on November 24, 2000.

     I am pleased to note that during the third quarter, your company successfully completed its yearlong implementation phase of New Era Redesign and exceeded the program's expectations for reducing costs and enhancing revenues. Last year, we projected total benefits would reach an annualized run-rate of $64 million. The actual run-rate benefit at September 30, 2000 totaled $68 million. The success of New Era implementation clearly demonstrates the diligence, capability and commitment of Pacific Century's staff.

     During the third quarter, Pacific Century Financial Corporation reported net income of $34.6 million, up 61.1 percent compared to $21.5 million for the third quarter of 1999, which reflected a pre-tax restructuring charge of $22.5 million related to the company's New Era Redesign program. Diluted earnings per share were $0.44, up 63.0 percent relative to $0.27 reported for the third quarter of 1999.

     As we bring 2000 to a close, I look forward to the opportunities that lie ahead. I appreciate your continued confidence and support as we move forward in becoming a stronger, more efficient, and more shareholder-focused organization.

Sincerely,

/S/  MICHAEL E. O'NEILL

Michael E. O'Neill
Chairman and CEO

Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii 96813

Investor or Analyst Inquiries:
Allan R. Landon
Vice Chair and Chief Financial Officer
(808) 538-4727

or

Sharlene K. Bliss
Investor Relations
(808) 537-8037

or

Cori C. Weston
Corporate Secretary
(808) 537-8272

Highlights  (Unaudited)      Pacific Century Financial Corporation and subsidiaries
-----------------------------------------------------------------------------------
                                                              9 Months     9 Months
                                                                 Ended        Ended
                                                               Sept 30      Sept 30
                                                                  2000         1999
-----------------------------------------------------------------------------------
Return on Average Assets                                         0.77%        0.87%
-----------------------------------------------------------------------------------
Return on Average Equity                                         8.85%       10.55%
-----------------------------------------------------------------------------------
Net Interest Margin                                              4.27%        4.27%
-----------------------------------------------------------------------------------
Average Equity/Average Assets                                    8.65%        8.25%
-----------------------------------------------------------------------------------
Book Value Per Common Share                                    $15.72       $15.05
-----------------------------------------------------------------------------------
Loss Reserve/Loans Outstanding                                   2.58%        2.22%
-----------------------------------------------------------------------------------

Common Stock Price Range                            High          Low     Dividend
1999                                              $24.94       $17.38        $0.68
2000 First Quarter                                $20.38       $14.35        $0.17
     Second Quarter                               $23.19       $14.63        $0.18
     Third Quarter                                $17.50       $13.13        $0.18

Consolidated Statements of Income (Unaudited)
---------------------------------------------

                                                3 Months       3 Months       9 Months        9 Months
                                                   Ended          Ended          Ended           Ended
                                                 Sept 30        Sept 30        Sept 30         Sept 30
(in thousands of dollars except per share amounts)  2000           1999           2000            1999
----------------------------------------------------------------------------------------------------------
Total Interest Income                        $   269,270    $   252,967    $   789,050     $   768,470
Total Interest Expense                           129,966        109,514        371,632         336,773
---------------------------------------------------------------------------------------------------------
Net Interest Income                              139,304        143,453        417,418         431,697
Provision for Loan Losses                         20,145         13,500        117,074          40,038
---------------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                      119,159        129,953        300,344         391,659
Total Non-Interest Income                         61,256         71,402        198,748         196,185
Total Non-Interest Expense                       124,925        155,593        372,906         422,561
---------------------------------------------------------------------------------------------------------
Income Before Income Taxes                        55,490         45,762        126,186         165,283
Provision for Income Taxes                        20,887         24,283         45,111          69,925
---------------------------------------------------------------------------------------------------------
      Net Income                             $    34,603    $    21,479    $    81,075     $    95,358
---------------------------------------------------------------------------------------------------------

Basic Earnings Per Share                     $      0.44    $      0.27    $      1.02     $      1.19
Diluted Earnings Per Share                   $      0.44    $      0.27    $      1.02     $      1.18
Basic Weighted Average Shares                 79,455,040     80,274,350     79,566,807      80,332,150
Diluted Weighted Average Shares               79,525,474     80,860,870     79,791,250      81,116,106
---------------------------------------------------------------------------------------------------------

Consolidated Statements of Condition (Unaudited)
------------------------------------------------

                                                      September 30     December 31     September 30
(in thousands of dollars)                                     2000            1999             1999
---------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                            $   185,312      $   278,473      $   410,497
Investment Securities
  (Market Value of $3,199,402, $3,329,952,
      and $3,440,961, respectively)                    3,200,874        3,338,554        3,442,273
Securities Purchased Under Agreements to Resell            5,560                0            4,103

Funds Sold                                                28,323           52,740           40,726
Loans                                                  9,750,661        9,717,556        9,746,581
  Unearned Income                                       (272,219)        (242,503)        (213,798)
  Reserve for Loan Losses                               (244,966)        (194,205)        (211,306)
Net Loans                                              9,233,476        9,280,848        9,321,477
--------------------------------------------------------------------------------------------------
    Total Earning Assets                              12,653,545       12,950,615       13,219,076
Cash and Non-Interest Bearing Deposits                   438,312          639,895          417,142
Premises and Equipment                                   251,240          271,728          281,512
Other Assets                                             596,764          578,077          587,631
--------------------------------------------------------------------------------------------------
    Total Assets                                     $13,939,861      $14,440,315      $14,505,361
--------------------------------------------------------------------------------------------------

Liabilities
Deposits                                             $ 8,820,668      $ 9,394,218      $ 9,290,389
Securities Sold Under Agreements
   to Repurchase                                       1,791,983        1,490,655        1,916,747
Funds Purchased                                          377,069          839,962          628,212
Short-Term Borrowings                                    365,407          458,962          335,416
Other Liabilities                                        334,929          316,531          331,284
Long-Term Debt                                           999,736          727,657          794,814
--------------------------------------------------------------------------------------------------
    Total Liabilities                                 12,689,792       13,227,985       13,296,862

Shareholders' Equity
Common Stock ($.01 par value), authorized 500,000,000 shares;
    issued / outstanding; September 2000 - 80,556,883 /79,503,301;
    December 1999 - 80,550,728 / 80,036,417
    September 1999 - 80,550,124 / 80,308,130;                806              806              806
Capital Surplus                                          346,016          345,851          345,477
Accumulated Other Comprehensive Income                   (56,620)         (66,106)         (52,525)
Retained Earnings                                        979,007          942,177          919,664
--------------------------------------------------------------------------------------------------
Treasury Stock, at Cost -
  (September 2000 - 1,053,582; December 1999 - 514,311
    and September 1999 - 241,994 shares)                 (19,140)         (10,398)          (4,923)
--------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                           1,250,069        1,212,330        1,208,499
--------------------------------------------------------------------------------------------------
  Total Liabilities
    and Shareholders' Equity                         $13,939,861      $14,440,315      $14,505,361
--------------------------------------------------------------------------------------------------